Exhibit 99.1

Traws Pharma Reports Positive Results from An Accepted Bird Flu Model for Anti-Viral Candidate, Tivoxavir Marboxil

NEWTOWN, PA, March 3, 2025 (GLOBE NEWSWIRE) – Traws Pharma, Inc. (NASDAQ: TRAW) (“Traws Pharma”, “Traws” or “the Company”), a clinical-stage biopharmaceutical company developing oral small molecule therapies for the treatment of respiratory viral diseases, today announced positive topline results from ferrets infected with H5N1 bird flu, an accepted animal model for human influenza, when treated with tivoxavir marboxil as a single dose. These data are consistent with results reported in December 2024 in a murine model. The new studies reported today evaluated the efficacy of a single dose of tivoxavir marboxil as a treatment for bird flu isolated from a Texas dairy worker and showed suppression of disease, with reduced viral burden in lungs.

“Topline data from the ferret model testing show that tivoxavir marboxil has the potential to inhibit disease after bird flu infection,” said C. David Pauza, PhD, Chief Science Officer for Traws Pharma. “The ferret challenge study builds on the robust protection from bird flu that we observed in a murine model and broadens our understanding of the disease process and the likely range of human doses that will be needed for treatment. We are conducting a similar challenge study in non-human primates, with data expected in Q1 2025.”

“We are witnessing a steady increase in the spread of bird flu,” said Robert R. Redfield, MD, Chief Medical Officer for Traws Pharma and former Director of the U.S. Centers for Disease Control and Prevention (CDC). “Dramatic increases in the number of infected poultry and dairy cattle, with increasing numbers of human exposures including one fatal case in the USA, confirm the ongoing threat of bird flu and the increasing risk for wider spread in the human population. We believe safe and effective antiviral drugs will be a critical component in the response to bird flu and that the development and testing of tivoxavir marboxil could be an important step to achieving that goal. The spread of bird flu in animals and increasing numbers of human exposures underscore the pressing need for effective medical countermeasures.”

“With the non-human primate data in hand, we intend to approach the FDA to discuss an accelerated approval under to the “Animal Rule1,” said Werner Cautreels, Chief Executive Officer of Traws Pharma. “We plan to host a Virtual Investor Update on March 31, 2025 to provide a detailed review of the bird flu program.

Topline Preclinical Results in Ferrets

Substantial changes in disease progression were observed after a single oral dose of tivoxavir marboxil in the ferret model of bird flu using the A/Texas/37/2024 H5N1 virus isolated from an infected dairy worker in Texas. A lethal challenge in ferrets showed that tivoxavir marboxil increased the proportion of surviving animals and lowered the viral burden in lungs and nasal tissues. Ferrets are an accepted animal model for evaluating treatments for influenza.

Source:

1.	CFR314.600 thru 314.650, October 2015, https://www.fda.gov/media/88625/download

About Tivoxavir Marboxil

Tivoxavir marboxil was designed as an inhibitor of the highly conserved influenza protein, CAP-dependent endonuclease (CEN). It has demonstrated potent in vitro activity against a range of influenza strains in preclinical studies, including the highly pathogenic avian flu H5N1 (bird flu). Completed and ongoing animal model studies are assessing the impact of a single oral dose of tivoxavir marboxil on bird flu infection. We believe that these data support further development of tivoxavir marboxil as a one-time treatment for bird flu. Bird flu and seasonal influenza are estimated to represent a potential multi-billion dollar antiviral market opportunity, largely driven by global health organizations, practice guidelines and government tenders.

About Traws Pharma, Inc.

Traws Pharma is a clinical stage biopharmaceutical company developing potential oral small molecule therapies for the treatment of respiratory viral diseases. The viral respiratory disease program includes two novel, Phase 1, potentially best-in-class, small molecule drug candidates: tivoxavir marboxil, in development for bird flu and seasonal influenza, targeting the influenza cap-dependent endonuclease (CEN); and ratutrelvir, in development as a COVID treatment, targeting the Mpro (3CL protease), without the need for co-administration of ritonavir.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties including statements regarding the Company, its business and product candidates, including the potential opportunity, benefits and the regulatory plans for tivoxavir marboxil. The Company has attempted to identify forward-looking statements by terminology including “believes”, “estimates”, “anticipates”, “expects”, “plans”, “intends”, “may”, “could”, “might”, “will”, “should”, “preliminary”, “encouraging”, “approximately” or other words that convey uncertainty of future events or outcomes. Although Traws believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including the success and timing of Traws’ clinical trials, collaborations, market conditions, regulatory requirements; the final data results of the ferret animal model testing; previously reported results of murine studies; studies underway in non-human primates; potential to report the results of non-human primate studies in Q1 2025; the previously reports results of Phase 1 studies; the Company’s intention to seek FDA guidance on the regulatory path; the extent of the spread and threat of bird flu; the potential effectiveness of the use of tivoxavir marboxil for treatment in humans; and those discussed under the heading “Risk Factors” in Traws’ filings with the U.S. Securities and Exchange Commission (SEC). Any forward-looking statements contained in this release speak only as of its date. Traws undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events, except to the extent required by law.

Traws Pharma Contact:

Nora Brennan

Traws Pharma, Inc.

nbrennan@trawspharma.com

www.trawspharma.com

Investor Contact:

Bruce Mackle

LifeSci Advisors, LLC
646-889-1200
bmackle@lifesciadvisors.com